EXHIBIT 1.02

STANLEY BLACK & DECKER, INC.
Conflict Minerals Report
For The Year Ended December 31, 2017

This report for the year ended December 31, 2017 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (“the Rule”).

1.    Overview

Stanley Black & Decker, Inc. ("the Company") is a diversified global provider of hand tools, power tools and related accessories, engineered fastening systems and products, services and equipment for oil & gas and infrastructure applications, commercial electronic security and monitoring systems, healthcare solutions, and mechanical access solutions (primarily automatic doors). The Company manufactures products for which tin, tantalum, tungsten and gold ("3TG minerals" or "conflict minerals") are necessary to the functionality or production of those products and which otherwise constitute products under the Rule.

In accordance with the Rule, the Company conducted a reasonable country of origin inquiry ("RCOI") that was reasonably designed to determine whether any of the 3TG minerals in the Company's products originated in the Democratic Republic of the Congo (the "DRC") or Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia ("adjoining countries"), or were from recycled or scrap sources. Based on the Company's RCOI, the Company has reason to believe that some of the 3TG minerals used in the Company's products originated in the DRC or adjoining countries and may not have been from recycled or scrap sources. Accordingly, the Company exercised due diligence to determine the source and chain of custody of these 3TG minerals. The Company's due diligence was designed to materially conform to the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (2013) and the related Supplements for gold and for tin, tantalum and tungsten. A description of the Company's RCOI and due diligence measures is set forth in this report.

Product Description

The Company’s operations are classified into three operating segments: Tools & Storage, Industrial and Security.

Tools & Storage

The Tools & Storage segment is comprised of the Power Tools & Equipment ("PTE") and Hand Tools, Accessories & Storage ("HTAS") businesses.

The PTE business includes both professional and consumer products. Professional products include professional grade corded and cordless electric power tools and equipment including drills, impact wrenches and drivers, grinders, saws, routers and sanders, as well as pneumatic tools and fasteners including nail guns, nails, staplers and staples, concrete and masonry anchors. Consumer products include corded and cordless electric power tools sold primarily under the BLACK+DECKER® brand, lawn and garden products, including hedge trimmers, string trimmers, lawn mowers, edgers and related accessories, and home products, such as hand held vacuums, paint tools and cleaning appliances.

The HTAS business sells hand tools, power tool accessories and storage products. Hand tools include measuring, leveling and layout tools, planes, hammers, demolition tools, clamps, vises, knives, saws, chisels and industrial and automotive tools. Power tool accessories include drill bits, screwdriver bits, router bits, abrasives, saw blades and threading products. Storage products include tool boxes, sawhorses, medical cabinets and engineered storage solution products.

In March 2017, the Company acquired the Tools business of Newell Brands ("Newell Tools"), which includes the industrial cutting, hand tool and power tool accessory brands Irwin® and Lenox®, and the Craftsman® brand from Sears Holdings Corporation, which provides the Company with the rights to develop, manufacture and sell Craftsman®-branded products in non-Sears Holdings channels. The results of both these acquisitions are being consolidated into the Company's Tools & Storage segment and were included in the Company's due diligence procedures for 2017.

Industrial

The Industrial segment is comprised of the Engineered Fastening and Infrastructure businesses.

The Engineered Fastening business primarily sells engineered fastening products and systems designed for specific applications. The product lines include blind rivets and tools, blind inserts and tools, drawn arc weld studs and systems, engineered plastic and mechanical fasteners, self-piercing riveting systems and precision nut running systems, micro fasteners, and high-strength structural fasteners.

The Infrastructure business consists of the Oil & Gas and Hydraulics businesses. The Oil & Gas business sells and rents custom pipe handling, joint welding and coating equipment used in the construction of large and small diameter pipelines, and provides pipeline inspection services. The Hydraulics business sells hydraulic tools and accessories.

In April 2018, the Company acquired Nelson Fastener Systems from the Doncasters Group, which excludes Nelson’s automotive stud welding business. The results of this acquisition will be consolidated into the Company's Industrial segment and will be included in the Company’s due diligence procedures in 2018 and going forward.

Security

The Security segment is comprised of the Convergent Security Solutions ("CSS") and Mechanical Access Solutions ("MAS") businesses.

The CSS business designs, supplies and installs commercial electronic security systems and provides electronic security services, including alarm monitoring, video surveillance, fire alarm monitoring, systems integration and system maintenance. The business also sells healthcare solutions, which include asset tracking solutions, infant protection, pediatric protection, patient protection, wander management, fall management, and emergency call products.

The MAS business primarily sells automatic doors.

In February 2017, the Company completed the sale of the majority of its mechanical security businesses within the Security segment and accordingly, were not included in the Company's due diligence procedures for 2017.

This report primarily covers the businesses and their products described above except for those which were determined to be out-of-scope of the Rule, primarily CSS and Oil & Gas.

Supply Chain

The Company both manufactures and contracts to manufacture its products described above, as well as components and raw materials for those products. Some of those products may be manufactured using 3TG minerals which are procured globally and from multiple suppliers who are several tiers away from the origin of and smelters of their raw materials. As such, the Company does not typically have a direct relationship with smelters and refiners of 3TG minerals. Additionally, the Company’s size, complexity of its products, and the depth, breadth and constant evolution of its supply chain, make it difficult to identify sub-tier suppliers from its direct suppliers, and therefore, the Company is reliant upon its direct suppliers to provide information on the origin of 3TG minerals contained in components and materials purchased. The Company’s suppliers are similarly reliant upon information provided by their suppliers and therefore face similar challenges to obtaining origin information. Additionally, many of the Company’s suppliers and its suppliers’ suppliers are foreign and not directly subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”).

Conflict Minerals Policy

The Company adopted the following Conflict Minerals Policy:

Stanley Black & Decker is committed to conducting business in an ethical, law abiding manner. This includes our commitment to not only comply with all applicable laws and regulations but also to operate our business on a foundation of integrity, trust and respect throughout our supply chain. Along with governmental and non-governmental organizations, civil society and affected third parties, we are concerned about the potential human rights issues, such as forced labor, inhumane or cruel treatment, and child labor, associated with the mining of Conflict Minerals (defined as tin, tungsten, tantalum and gold) which are occurring in the Democratic Republic of Congo ("DRC") and adjoining countries (“DRC region”).

Stanley Black & Decker is cognizant of our obligations under Section 1502 of the Dodd-Frank Act and is working with our suppliers to meet the due diligence and reporting requirements of Section 1502. As part of this process, we are helping our suppliers understand the due diligence steps they can take to investigate the source of any Conflict Minerals in the products they sell us. If, based on our due diligence, we determine there is a reasonable risk that Conflict Minerals in our products may be directly or indirectly linked to the financing of conflict in the DRC region, we will determine an appropriate course of action based on the facts and circumstances relating to the affected products. Such action may include, but is not limited to, the suspension or termination of our relationship with particular suppliers.

Determining whether all products sold by Stanley Black & Decker are Conflict Free is a time consuming and difficult process. We manufacture and distribute thousands of products, many of which contain, or may contain, the minerals that have been defined as Conflict Minerals. We source the raw materials and component parts for the products we manufacture, as well as finished products, from thousands of other companies around the world. Stanley Black & Decker is and has been working with our suppliers to educate them regarding Stanley Black & Decker’s disclosure obligations under the Dodd-Frank Act and concerning steps they can take to obtain increased transparency regarding the origin of minerals contained in the products they supply to us.

Stanley Black & Decker has the following expectations of its suppliers:

•	suppliers should identify any products sold to Stanley Black & Decker that contain any Conflict Minerals which are not DRC Conflict Free;

•
suppliers should develop Conflict Minerals policies, due diligence frameworks, and management systems that are designed to prevent Conflict Minerals that are not DRC Conflict Free from being included in the products sold to Stanley Black & Decker; and

•	Stanley Black & Decker suppliers should source Conflict Minerals only from sources that are DRC conflict free.

In doing so, suppliers will be expected to:

•	implement and communicate to their personnel and suppliers policies that are consistent with this policy, and require their direct and indirect suppliers to do the same;

•	put in place procedures for the traceability of Conflict Minerals, working with their direct and indirect suppliers as applicable;

•	use reasonable efforts to source Conflict Minerals from smelters and refiners validated as being DRC Conflict Free, and require their direct and indirect suppliers to do the same;

•
advise Stanley Black & Decker of any determination that the supplier either has concluded or has a reasonable basis to believe the products it currently sells or has sold to Stanley Black & Decker are not DRC Conflict Free;

•	maintain business records supporting the source of Conflict Minerals; and

•
from time to time, at Stanley Black & Decker's request, provide Stanley Black & Decker with information concerning the origin of Conflict Minerals included in products sold to Stanley Black & Decker, which Stanley Black & Decker shall be entitled to use or disclose in satisfying any legal or regulatory requirements or in any customer or marketing communications, notwithstanding the terms of a confidentiality agreement that do not specifically reference this paragraph.

Suppliers also are encouraged to support industry efforts to enhance traceability and responsible practices in Conflict Minerals supply chains.

Consequences of supplier noncompliance

Stanley Black & Decker evaluates its relationships with its suppliers on an ongoing basis. Stanley Black & Decker reserves the right to evaluate the extent to which a supplier has failed to reasonably comply with this policy. Stanley Black & Decker also reserves the right to request additional documentation from suppliers regarding the origin of any Conflict Minerals included in any products sold to Stanley Black & Decker.

Suppliers who do not reasonably comply with this policy shall be reviewed by Stanley Black & Decker’s Global Supply Management ("GSM") organization for future business.

In the event Stanley Black & Decker determines that the supplier’s efforts to comply with this policy have been deficient and the supplier fails to cooperate in developing and implementing reasonable remedial steps, Stanley Black & Decker reserves the right to take appropriate actions up to and including discontinuing purchases from the supplier. Nothing in this policy is intended to in any way grant any additional rights or expectations to any Stanley Black & Decker supplier or in any way modify or otherwise limit in any way any of Stanley Black & Decker's contractual or legal rights.

Grievance mechanism and reporting

Our employees, suppliers and other parties can report concerns and alleged violations of this policy as follows:

(i)	Write us at Stanley Black & Decker: Stanley Black & Decker, Inc., Attn: Conflict Minerals Steering Committee, 1000 Stanley Drive, New Britain, CT 06053

(ii)	e-mail us at: [conflictminerals@sbdinc.com]

(iii)	Call us at: 877-795-2358

Reports can be made anonymously and will be kept confidential to the fullest extent practicable and allowed by law. We will not take any retaliatory action against our employees, suppliers or other parties who make a report in good faith. Our suppliers are encouraged to contact [conflictminerals@sbdinc.com] if they wish to seek guidance on the application of this policy.

Conclusion

Stanley Black & Decker fully understands the importance of this issue to its customers and is committed to supply chain initiatives and overall corporate social responsibility and sustainability efforts that work towards a DRC Conflict Free supply chain. We encourage all of our suppliers to likewise support these efforts.

This policy is publicly available at www.stanleyblackanddecker.com/investors under the Corporate Governance section.

RCOI

Prior to conducting the Company's RCOI, the Company performed a risk-based assessment of its products for components and/or raw materials which were most likely to contain 3TG minerals. The Company required direct suppliers of those components and/or raw materials to complete a supply chain survey through a third-party compliance tool that uses the Responsible Minerals Initiative’s (“RMI”) (formerly known as the Conflict-Free Sourcing Initiative's ("CFSI")) Conflict Minerals Reporting Template to determine whether any of those components and/or raw materials originated in the DRC or adjoining countries, or were from recycled or scrap sources, and, if applicable, to enable the identification of smelters and refiners that process the 3TG minerals.

The Company's escalation process for suppliers who were delinquent in responding to the Company's survey by the specified date included:

•	Two non-system generated emails

•	Direct phone call(s) from GSM supplier owner

•	Direct phone call(s) from Conflict Mineral Working Group member

•	Weekly pulsing calls between GSM supplier owners and Conflict Mineral Working group member to update on response status

Smelters and refiners identified in the survey responses were aggregated and then validated against the RMI's Standard Smelter List, and once validated, against the RMI's Responsible Minerals Assurance Process (“RMAP”) (formerly the Conflict Free Smelter Program ("CFSP")) to determine conformance status. RMAP conformant (formerly CFSP compliant) smelters and refiners were than validated against the RMI’s RCOI Data Document to determine country of origin information for the minerals being processed by the smelters and refiners.

Based on the suppliers' responses to the RCOI, the Company has reason to believe that some of the 3TG minerals used in the Company's products may have originated in the DRC or adjoining countries and may not have been from recycled or scrap sources.

2.    Due Diligence

2.1    Design of Due Diligence

The Company's due diligence measures are designed to materially conform with the Organisation for Economic Co-operation and Development ("the OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (2013) and the related Supplements for gold and for tin, tantalum and tungsten (collectively "the OECD Guidance").

OECD Step 1: Establish Strong Company Management Systems

Company Policy

The Company has a Conflict Mineral Policy which is posted on its website at www.stanleyblackanddecker.com/investors under the Corporate Governance section.

Internal Team

The Company has a Steering Committee sponsored by the Company’s Executive Vice President and Chief Financial Officer, as well as a Working Group. Members of the Steering Committee and Working Group are subject matter experts from relevant functions such as Global Supply Management, Sustainability, Finance and Legal. The Steering Committee is responsible for oversight of the Company’s conflict minerals compliance strategy and due diligence process, monitoring the due diligence progress, ensuring communication of critical information reaches employees and suppliers, and ensuring the timely and accurate filing of this report. The Working Group is charged with implementation of the Company's policy, conducting due diligence, communications to suppliers and others, and reporting its progress to the Steering Committee on a regular basis.

System of Controls and Transparency Over the Supply Chain

The Company surveys its supply chain utilizing a third-party compliance tool that models the RMI's Conflict Minerals Reporting Template (“the CMRT”). The CMRT is a supply chain survey designed to gather information from a company's suppliers to determine whether any of the components and/or raw materials provided to the Company originated in the DRC or adjoining countries, or were from recycled or scrap sources, and, if applicable, to enable the identification of smelters and refiners that process the 3TG minerals.

Supplier Engagement

The Company's Conflict Mineral Policy is posted on its supplier portal for all suppliers to access. Additionally, the Company's supplier Master Purchase Agreements include a Conflict Minerals provision which requires its suppliers to provide information necessary to allow the Company and its customers to comply with the provisions of the Dodd-Frank Act and explicitly gives the Company the rights to audit the supply chain and terminate arrangements with suppliers who are unwilling or unable to comply. As the specific Conflict Minerals provision was introduced into supplier Master Purchase Agreements several years ago, the majority of the Company's agreements contain this provision. As older agreements come up for renewal, the Conflict Minerals provision is introduced into new agreements. While the Company cannot unilaterally impose new contract terms, including those that would compel its suppliers to support the Company's conflict minerals due diligence efforts, all Master Purchase Agreements contain a compliance with laws clause which provides for the Company’s suppliers to abide by directives from the Company to be in compliance with applicable laws. The Company does not knowingly engage new suppliers who are not in compliance with the Company's Conflict Mineral policy.

Grievance Mechanism

The Company has an established grievance mechanism for reporting violations of the Company’s policies.

Maintain Records

The Company maintains Conflict Mineral related information in accordance with its record retention policy.

OECD Step 2: Identify and Assess Risk in the Supply Chain

The Company performs a risk-based assessment of its products for components and/or raw materials which are most likely to contain 3TG minerals and surveys suppliers of those components and/or raw materials using the CMRT to determine whether any of those components and/or raw materials originated in the DRC or adjoining countries, or were from recycled or scrap sources, and, if applicable, identify smelters and refiners in the Company's supply chain. Identified smelters and refiners are aggregated and validated against the RMI's Standard Smelter List, and once validated, against the RMI's Responsible Minerals Assurance Process (“RMAP”) (formerly the Conflict-Free Smelter Program ("CFSP")) to determine compliance status.

The Company reviews responses to the survey for red flags in order to identify areas of potential risk such as incomplete responses, insufficient due diligence or potentially higher risk sourcing based upon criteria internally defined.

OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks

Results of the supply chain assessment are reported to the Steering Committee which is responsible for monitoring any actual or potential risks identified in the supply chain and reporting findings to the Company's Executive Vice President and Chief Financial Officer.

The Company has a risk mitigation plan to manage its non-conformant suppliers towards conformity with the Company's Conflict Mineral policy. GSM is responsible for taking appropriate actions up to and including suspension or termination of the Company's relationship with non-conformant suppliers. The Company does not knowingly engage new suppliers who are not in compliance with the Company's Conflict Mineral policy.

The Company supports the RMI's RMAP which audits smelters' and refiners' due diligence activities. The data on which the Company relies for certain statements in this report is obtained through the Company's membership (member "SBDI") in the RMI, using the reasonable country of origin inquiry report for the Company, or based upon the information publicly available on the RMI's website.

The Company's new product introduction process includes a step to ensure information on the presence of 3TG minerals in new products is provided to the Working Group for integration into the Company's due diligence procedures. The Company has also revised its new product specifications to ensure that the use of 3TG is limited solely to the product's functionality.

The Company also integrates new acquisitions into its due diligence processes described herein.

OECD Step 4: Carry Out Independent Third Party Audit of Smelter/Refiner's Due Diligence Practices

The Company supports the RMAP's efforts to audit the due diligence practices of the smelters and refiners, through its active membership in the RMI. The Company utilizes information on the RMI's website (www.responsiblemineralsinitiative.org) to determine which smelters and refiners are RMAP conformant.

OECD Step 5: Report Annually on Supply Chain Due Diligence

This report is the Company’s annual report on its due diligence, is filed along with Form SD with the Securities and Exchange Commission, and is publicly available on the Company’s website.

2.2    Due Diligence Performed

The Company performed the following due diligence for the reporting period:

•
Identified suppliers of components and/or raw materials which were most likely to contain 3TG minerals and surveyed those suppliers using a third-party compliance tool that utilizes the latest published CMRT. Those suppliers were engaged through direct electronic communication from the Vice President of GSM.

•	Identified suppliers providing 3TG minerals from the DRC or adjoining countries and compiled an aggregate list of smelters and refiners identified by those suppliers.

•	Utilized a third-party compliance tool to validate those smelters and refiners against the RMI list.

•
Compared those validated smelters and refiners against those identified by the RMI’s RMAP as RMAP conformant or RMAP active and for those that are RMAP conformant, against the RMI's RCOI Data Document to determine country of origin for the 3TG minerals processed by those smelters and refiners.

•
Utilized a third-party compliance tool to identify non-responding suppliers and provide reports to GSM for follow-up, including direct phone call(s) from GSM supplier owner and/or Conflict Minerals Working Group member, as well as weekly pulsing calls between GSM and Conflict Minerals Working Group members to update on response status.

•
Reported status of due diligence progress, including identification of red flag suppliers, to the Company's Steering Committee and to the Company's Executive Vice President and Chief Financial Officer.

•	Supported the RMAP through maintenance of an active membership in the RMI.

3.    Due Diligence Results

The Company received responses from 84% of its suppliers surveyed, representing 97% of the supplier spend surveyed. The Company’s suppliers are generally several tiers away from the origin of and smelters of their raw materials, and are therefore faced with similar challenges in performing their due diligence. In some instances, the information provided by the Company's suppliers is incomplete or not verified, and the Company is therefore unable to verify with certainty the source and chain of custody of all the 3TG minerals in the Company's supply chain.

The Company identified 308 smelters and refiners, as reported by the Company's suppliers, as potentially having processed the 3TG minerals contained in the Company's products for the reporting period. Some of the Company's suppliers responded at a company-level rather than product-level; therefore, there may be more smelters and refiners included in the Company's results than those that actually processed the 3TG minerals contained in the Company's products. The Company has only included in its results those smelters and refiners that have been validated as smelters and refiners appearing on the RMI Standard Smelter List as of May 18, 2018. Other processing facilities were reported in the Company's supply chain; however, are not included in its results, as they have not yet been validated by the RMI. The identified smelters and refiners are further broken out as follows:

Smelters and Refiners	Gold	Tantalum	Tin	Tungsten	Total
Number of RMI validated	144	39	80	45	308
Number of RMAP conformant*	106	39	72	41	258
% RMAP conformant	74%	100%	90%	91%	84%
*Includes 8 smelters and refiners that are active in the RMAP as of May 18, 2018.

The following tables list smelters and refiners identified by the Company's suppliers' survey responses.

Table 1. RMAP Conformant Smelters and Refiners

The following table lists smelters and refiners identified by the Company's suppliers' survey responses that have been validated as conformant according to the RMAP as of May 18, 2018.

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	Advanced Chemical Company	CID000015	United States
Gold	Aida Chemical Industries Co., Ltd.	CID000019	Japan
Gold	Al Etihad Gold Refinery DMCC	CID002560	United Arab Emirates
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	CID000058	Brazil
Gold	Argor-Heraeus S.A.	CID000077	Switzerland
Gold	Asahi Pretec Corp.	CID000082	Japan
Gold	Asahi Refining Canada Ltd.	CID000924	Canada
Gold	Asaka Riken Co., Ltd.	CID000090	Japan
Gold	AU Traders and Refiners	CID002850	South Africa
Gold	Aurubis AG	CID000113	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	Philippines
Gold	Boliden AB	CID000157	Sweden
Gold	C. Hafner GmbH + Co. KG	CID000176	Germany
Gold	CCR Refinery - Glencore Canada Corporation	CID000185	Canada

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	Cendres + Metaux S.A.	CID000189	Switzerland
Gold	Chimet S.p.A.	CID000233	Italy
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916	China
Gold	Daejin Indus Co., Ltd.	CID000328	Korea, Republic of
Gold	DODUCO Contacts and Refining GmbH	CID000362	Germany
Gold	Dowa	CID000401	Japan
Gold	DSC (Do Sung Corporation)	CID000359	Korea, Republic of
Gold	Eco-System Recycling Co., Ltd.	CID000425	Japan
Gold	Emirates Gold DMCC	CID002561	United Arab Emirates
Gold	Geib Refining Corporation	CID002459	United States
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243	China
Gold	HeeSung Metal Ltd.	CID000689	Korea, Republic of
Gold	Heimerle + Meule GmbH	CID000694	Germany
Gold	Heraeus Metals Hong Kong Ltd.	CID000707	China
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	Germany
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801	China
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	Japan
Gold	Istanbul Gold Refinery	CID000814	Turkey
Gold	Italpreziosi	CID002765	Italy
Gold	Japan Mint	CID000823	Japan
Gold	Jiangxi Copper Co., Ltd.	CID000855	China
Gold	Asahi Refining USA Inc.	CID000920	United States
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	Russian Federation
Gold	JSC Uralelectromed	CID000929	Russian Federation
Gold	Kazzinc	CID000957	Kazakhstan
Gold	Kennecott Utah Copper LLC	CID000969	United States
Gold	Kojima Chemicals Co., Ltd.	CID000981	Japan
Gold	Korea Zinc Co., Ltd.	CID002605	Korea, Republic of
Gold	Kyrgyzaltyn JSC	CID001029	Kyrgyzstan
Gold	LS-NIKKO Copper Inc.	CID001078	Korea, Republic of
Gold	Marsam Metals	CID002606	Brazil
Gold	Materion	CID001113	United States
Gold	Matsuda Sangyo Co., Ltd.	CID001119	Japan
Gold	Metalor Technologies S.A.	CID001153	Switzerland
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147	China
Gold	Metalor USA Refining Corporation	CID001157	United States
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	CID001161	Mexico
Gold	Mitsubishi Materials Corporation	CID001188	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	CID002509	India
Gold	Moscow Special Alloys Processing Plant	CID001204	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	CID001220	Turkey
Gold	Nihon Material Co., Ltd.	CID001259	Japan

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	CID001326	Russian Federation
Gold	OJSC Novosibirsk Refinery	CID000493	Russian Federation
Gold	PAMP S.A.	CID001352	Switzerland
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	Japan
Gold	Western Australian Mint (T/a The Perth Mint)	CID002030	Australia
Gold	Planta Recuperadora de Metales SpA	CID002919	Chile
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	CID001397	Indonesia
Gold	PX Precinox S.A.	CID001498	Switzerland
Gold	Rand Refinery (Pty) Ltd.	CID001512	South Africa
Gold	Republic Metals Corporation	CID002510	United States
Gold	Royal Canadian Mint	CID001534	Canada
Gold	SAAMP	CID002761	France
Gold	Safimet S.p.A	CID002973	Italy
Gold	SAFINA A.S.	CID002290	Czech Republic
Gold	Samduck Precious Metals	CID001555	Korea, Republic of
Gold	SAXONIA Edelmetalle GmbH	CID002777	Germany
Gold	SEMPSA Joyeria Plateria S.A.	CID001585	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736	China
Gold	Singway Technology Co., Ltd.	CID002516	Taiwan, Province of China
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	Japan
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	Russian Federation
Gold	Solar Applied Materials Technology Corp.	CID001761	Taiwan, Province of China
Gold	SungEel HiMetal Co., Ltd.	CID002918	Korea, Republic of
Gold	T.C.A S.p.A	CID002580	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Japan
Gold	Tokuriki Honten Co., Ltd.	CID001938	Japan
Gold	Torecom	CID001955	Korea, Republic of
Gold	Umicore Brasil Ltda.	CID001977	Brazil
Gold	Umicore Precious Metals Thailand	CID002314	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	Belgium
Gold	United Precious Metal Refining, Inc.	CID001993	United States
Gold	Valcambi S.A.	CID002003	Switzerland
Gold	WIELAND Edelmetalle GmbH	CID002778	Germany
Gold	Yamakin Co., Ltd.	CID002100	Japan
Gold	Yokohama Metal Co., Ltd.	CID002129	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	China
Tantalum	Asaka Riken Co., Ltd.	CID000092	Japan
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	China
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CID000291	China
Tantalum	D Block Metals, LLC	CID002504	United States
Tantalum	Exotech Inc.	CID000456	United States

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Tantalum	F&X Electro-Materials Ltd.	CID000460	China
Tantalum	FIR Metals & Resource Ltd.	CID002505	China
Tantalum	Global Advanced Metals Aizu	CID002558	Japan
Tantalum	Global Advanced Metals Boyertown	CID002557	United States
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616	China
Tantalum	H.C. Starck Co., Ltd.	CID002544	Thailand
Tantalum	H.C. Starck Tantalum and Niobium GmbH	CID002545	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	Germany
Tantalum	H.C. Starck Inc.	CID002548	United States
Tantalum	H.C. Starck Ltd.	CID002549	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	China
Tantalum	Jiangxi Tuohong New Raw Material	CID002842	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	China
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	China
Tantalum	KEMET Blue Metals	CID002539	Mexico
Tantalum	KEMET Blue Powder	CID002568	United States
Tantalum	LSM Brasil S.A.	CID001076	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163	India
Tantalum	Mineracao Taboca S.A.	CID001175	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192	Japan
Tantalum	NPM Silmet AS	CID001200	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	China
Tantalum	Power Resources Ltd.	CID002847	Macedonia, The Former Yugoslav Republic of
Tantalum	QuantumClean	CID001508	United States
Tantalum	Resind Industria e Comercio Ltda.	CID002707	Brazil
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CID001522	China
Tantalum	Solikamsk Magnesium Works OAO	CID001769	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	CID001869	Japan
Tantalum	Telex Metals	CID001891	United States
Tantalum	Ulba Metallurgical Plant JSC	CID001969	Kazakhstan
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508	China
Tin	Alpha	CID000292	United States
Tin	PT Refined Bangka Tin	CID001460	Indonesia
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	China
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CID000244	China
Tin	China Tin Group Co., Ltd.	CID001070	China
Tin	Yunnan Tin Company Limited	CID002180	China
Tin	CV Ayi Jaya	CID002570	Indonesia
Tin	CV Dua Sekawan	CID002592	Indonesia
Tin	CV Gita Pesona	CID000306	Indonesia

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Tin	PT Aries Kencana Sejahtera	CID000309	Indonesia
Tin	PT Premium Tin Indonesia	CID000313	Indonesia
Tin	PT Rajehan Ariq	CID002593	Indonesia
Tin	CV United Smelting	CID000315	Indonesia
Tin	CV Venus Inti Perkasa	CID002455	Indonesia
Tin	Dowa	CID000402	Japan
Tin	Metallo Spain S.L.U.	CID002774	Spain
Tin	EM Vinto	CID000438	Bolivia (Plurinational State of)
Tin	Fenix Metals	CID000468	Poland
Tin	Gejiu Fengming Metallurgy Chemical Plant	CID002848	China
Tin	Gejiu Jinye Mineral Company	CID002859	China
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116	China
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844	China
Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760	China
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231	China
Tin	PT Timah (Persero) Tbk Kundur	CID001477	Indonesia
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468	Brazil
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Malaysia
Tin	Melt Metais e Ligas S.A.	CID002500	Brazil
Tin	Metallic Resources, Inc.	CID001142	United States
Tin	Metallo Belgium N.V.	CID002773	Belgium
Tin	Mineracao Taboca S.A.	CID001173	Brazil
Tin	Minsur	CID001182	Peru
Tin	Mitsubishi Materials Corporation	CID001191	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	Philippines
Tin	Operaciones Metalurgical S.A.	CID001337	Bolivia (Plurinational State of)
Tin	PT Artha Cipta Langgeng	CID001399	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Indonesia
Tin	PT Babel Inti Perkasa	CID001402	Indonesia
Tin	PT Bangka Prima Tin	CID002776	Indonesia
Tin	PT Bangka Tin Industry	CID001419	Indonesia
Tin	PT Belitung Industri Sejahtera	CID001421	Indonesia
Tin	PT Bukit Timah	CID001428	Indonesia
Tin	PT DS Jaya Abadi	CID001434	Indonesia
Tin	PT Eunindo Usaha Mandiri	CID001438	Indonesia
Tin	PT Inti Stania Prima	CID002530	Indonesia
Tin	PT Karimun Mining	CID001448	Indonesia
Tin	PT Kijang Jaya Mandiri	CID002829	Indonesia
Tin	PT Lautan Harmonis Sejahtera	CID002870	Indonesia
Tin	PT Menara Cipta Mulia	CID002835	Indonesia

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Tin	PT Mitra Stania Prima	CID001453	Indonesia
Tin	PT Panca Mega Persada	CID001457	Indonesia
Tin	PT Prima Timah Utama	CID001458	Indonesia
Tin	PT Sariwiguna Binasentosa	CID001463	Indonesia
Tin	PT Stanindo Inti Perkasa	CID001468	Indonesia
Tin	PT Sukses Inti Makmur	CID002816	Indonesia
Tin	PT Sumber Jaya Indah	CID001471	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	CID001482	Indonesia
Tin	PT Tinindo Inter Nusa	CID001490	Indonesia
Tin	PT Tommy Utama	CID001493	Indonesia
Tin	Resind Industria e Comercio Ltda.	CID002706	Brazil
Tin	Rui Da Hung	CID001539	Taiwan, Province of China
Tin	Soft Metais Ltda.	CID001758	Brazil
Tin	Thaisarco	CID001898	Thailand
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036	Brazil
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004	Japan
Tungsten	ACL Metais Eireli	CID002833	Brazil
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502	Viet Nam
Tungsten	Kennametal Huntsville	CID000105	United States
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	China
Tungsten	Global Tungsten & Powders Corp.	CID000568	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	China
Tungsten	H.C. Starck Tungsten GmbH	CID002541	Germany
Tungsten	H.C. Starck Smelting GmbH & Co. KG	CID002542	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	China
Tungsten	Hydrometallurg, JSC	CID002649	Russian Federation
Tungsten	Japan New Metals Co., Ltd.	CID000825	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	China
Tungsten	Kennametal Fallon	CID000966	United States
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319	China
Tungsten	Moliren Ltd.	CID002845	Russian Federation
Tungsten	Niagara Refining LLC	CID002589	United States
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543	Viet Nam
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827	Philippines

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095	China
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CID002815	China
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	Viet Nam
Tungsten	Unecha Refractory Metals Plant	CID002724	Russian Federation
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	CID002011	Viet Nam
Tungsten	Wolfram Bergbau und Hutten AG	CID002044	Austria
Tungsten	Woltech Korea Co., Ltd.	CID002843	Korea, Republic of
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	China
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830	China

The Company requested both country of origin information and mine or location of origin information from its suppliers for purposes of determining the source and chain of custody of the 3TG minerals in the Company's supply chain. The Company relied on country of origin information provided by its suppliers (if known), as well as by the RMI's RMAP and RCOI Data Document. Some of the Company's suppliers provided mine or location of origin information, but many were unable to obtain such information for their 3TG minerals.

RMAP conformant gold smelters and refiners included in Table 1 have disclosed mineral sources as originating from recycled and scrap sources and/or from the following countries: Argentina, Armenia, Australia, Austria, Azerbaijan, Belarus, Belgium, Benin, Bolivia, Bosnia and Herzegovina, Brazil, Bulgaria, Burkina Faso, Canada, Chile, China, Colombia, Costa Rica, Czech Republic, Denmark, Dominican Republic, DRC and adjoining countries, Ecuador, Egypt, Eritrea, Estonia, Ethiopia, Fiji, Finland, France, Gabon, Georgia, Germany, Ghana, Greece, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, Indonesia, Ireland, Israel, Italy, Ivory Coast, Japan, Kazakhstan, Kenya, Kyrgyzstan, Laos, Latvia, Liberia, Liechtenstein, Lithuania, Luxembourg, Macau, Malaysia, Mali, Mauritiana, Mexico, Mongolia, Morocco, Namibia, Netherlands, New Zealand, Nicaragua, Niger, Norway, Panama, Papa New Guinea, Peru, Philippines, Poland, Portugal, Romania, Russian Federation, Saudi Arabia, Senegal, Serbia, Singapore, Slovakia, South Africa, South Korea, Spain, Suriname, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Togo, Turkey, United Arab Emirates, United Kingdom, United States of America, Uruguay, Uzbekistan, Venezuela, and Zimbabwe. Mineral sources are not available for sixteen of the RMAP conformant gold smelters and refiners as of May 18, 2018.

RMAP conformant tantalum, tin and tungsten smelters and refiners included in Table 1 have disclosed mineral sources as originating from recycled and scrap sources and/or from the following countries: Australia, Austria, Bolivia, Brazil, Canada, China, Colombia, Ethiopia, France, Germany, Guinea, Guyana, India, Indonesia, Japan, Kazakhstan, Laos, Madagascar, Malaysia, Mexico, Mongolia, Mozambique, Myanmar, Namibia, Nigeria, Peru, Portugal, Russian Federation, Sierra Leone, Spain, Thailand, United Kingdom, United States of America, Uzbekistan, Vietnam and Zimbabwe. Nineteen of these smelters and refiners have disclosed mineral sources as originating from the DRC and adjoining countries.

Based on this country of origin information, the Company has reason to believe that some of the 3TG minerals used in the Company's products may have originated in the DRC or adjoining countries.

Table 2. RMAP Participating Smelters and Refiners

The following table lists smelters and refiners identified by the Company's suppliers ' survey responses that have agreed to participate in the RMAP but have not yet completed the program as of May 18, 2018.

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	Bangalore Refinery	CID002863	India
Gold	KGHM Polska Miedz Spolka Akcyjna	CID002511	Poland
Gold	L'Orfebre S.A.	CID002762	Andorra
Gold	Modeltech Sdn Bhd	CID002857	Malaysia
Gold	Remondis Argentia B.V.	CID002582	Netherlands
Tin	Modeltech Sdn Bhd	CID002858	Malaysia
Tin	PT Babel Surya Alam Lestari	CID001406	Indonesia
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CID002645	China

Mineral sources for RMAP participating smelters and refiners are not available.

Table 3. Smelters and Refiners with No Known RMAP Participation

The following table lists smelters and refiners identified by the Company's suppliers ' survey responses that have not been validated as conformant according to the RMAP as of May 18, 2018.

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	Abington Reldan Metals, LLC	CID002708	United States
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103	Turkey
Gold	Caridad	CID000180	Mexico
Gold	Chugai Mining	CID000264	Japan
Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343	China
Gold	Degussa Sonne / Mond Goldhandel GmbH	CID002867	Germany
Gold	Fidelity Printers and Refiners Ltd.	CID002515	Zimbabwe
Gold	Refinery of Seemine Gold Co., Ltd.	CID000522	China
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	CID002852	India
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CID001909	China
Gold	Guangdong Jinding Gold Limited	CID002312	China
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CID000651	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671	China
Gold	Hunan Chenzhou Mining Co., Ltd.	CID000767	China
Gold	HwaSeong CJ CO., LTD.	CID000778	Korea, Republic of
Gold	Kaloti Precious Metals	CID002563	United Arab Emirates
Gold	Kazakhmys Smelting LLC	CID000956	Kazakhstan
Gold	Kyshtym Copper-Electrolytic Plant ZAO	CID002865	Russian Federation
Gold	L'azurde Company For Jewelry	CID001032	Saudi Arabia
Gold	Lingbao Gold Co., Ltd.	CID001056	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CID001058	China
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CID001093	China
Gold	Morris and Watson	CID002282	New Zealand
Gold	Morris and Watson Gold Coast	CID002866	Australia
Gold	Navoi Mining and Metallurgical Combinat	CID001236	Uzbekistan
Gold	Pease & Curren	CID002872	United States
Gold	Penglai Penggang Gold Industry Co., Ltd.	CID001362	China
Gold	Sabin Metal Corp.	CID001546	United States
Gold	Sai Refinery	CID002853	India
Gold	Samwon Metals Corp.	CID001562	Korea, Republic of
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619	China

Mineral	Smelter or Refiner Facility Name	RMI Smelter Identification	Facility Location
Gold	State Research Institute Center for Physical Sciences and Technology	CID003153	Lithuania
Gold	Sudan Gold Refinery	CID002567	Sudan
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CID001947	China
Gold	Tony Goetz NV	CID002587	Belgium
Gold	TOO Tau-Ken-Altyn	CID002615	Kazakhstan
Gold	Universal Precious Metals Refining Zambia	CID002854	Zambia
Gold	Yunnan Copper Industry Co., Ltd.	CID000197	China
Tin	An Vinh Joint Stock Mineral Processing Company	CID002703	Viet Nam
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CID000278	China
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572	Viet Nam
Tin	Estanho de Rondonia S.A.	CID000448	Brazil
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	China
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573	Viet Nam
Tin	Super Ligas	CID002756	Brazil
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574	Viet Nam
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CID002536	China
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CID003182	China
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CID002647	China
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CID002313	China

4.    Steps to be Taken to Mitigate Risk

The Company intends to take the following steps to mitigate the risk that 3TG minerals contained in the Company’s products could benefit armed groups in the DRC or adjoining countries:

•
Continue to encourage the Company's suppliers to improve response rates and the content of responses, including names, country of origin and mine or location of origin. Continue to use and encourage the Company's suppliers to use the Conflict Minerals Resources Center and other publicly available tools from the RMI. Engage suppliers to request their smelters and refiners participate in the RMAP or other independent third party audit programs.

•	Continue to provide non-validated processing facilities to the RMI for validation and potential participation in the RMAP.

•	Continue to support the RMI’s efforts to support the responsible sourcing of minerals.

•	Encourage the Company's suppliers to consider alternative sources for the 3TG minerals.

•	Continue to integrate Conflict Minerals contractual language in the Company’s new or renewed supplier contracts.

•	Determine an appropriate course of action which may include, but is not limited to, the suspension or termination of the Company's relationship with a non-conformant supplier.

•	Avoid engaging with new suppliers who are not in compliance with the Company's Conflict Mineral policy.

The Company recognizes that due diligence is a dynamic process and requires on-going risk monitoring. After implementing these risk mitigation strategies, the Company will reassess the effectiveness of its risk management plan, and may adapt further strategies or refine existing strategies to ensure effective risk mitigation. Furthermore, Nelson Fastener Systems, as well as future acquisitions, will be integrated into the Company's due diligence processes.